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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G



             INFORMATION STATEMENT PURSUANT TO RULE 15d-1 AND 13a-2

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 1)*


                                 New Focus, Inc.
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                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)

                                   644383 10 1
                       ----------------------------------
                                 (CUSIP Number)

                                  March 7, 2001
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             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        [ ]    Rule 13d-1(b)

        [X]    Rule 13d-1(c)

        [ ]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                               Page 1 of 6 pages
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1.  Name of Reporting Persons:
I.R.S. Identification Nos. of above persons (entities only). James Chao
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2.  Check the Appropriate Box if a Member of a Group (See Instructions)
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    (a)
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    (b)
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3.  SEC Use Only
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4.  Citizenship or Place of Organization:  United States
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Number of Shares      5.  Sole Voting Power  3,727,600
Beneficially Owned    ----------------------------------------------------------
By Each Reporting     6.  Shared Voting Power  3,727,600
Person With           ----------------------------------------------------------
                      7.  Sole Dispositive Power  3,727,600
                      ----------------------------------------------------------
                      8.  Shared Dispositive Power  3,727,600
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9.  Aggregate Amount Beneficially Owned by Each Reporting Person   3,727,600
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10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
    Instructions)
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11. Percent of Class Represented by Amount in Row (9)  5.83%
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12. Type of Reporting Person (See Instructions)  IN
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                               Page 2 of 6 pages
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1.  Name of Reporting Persons:
I.R.S. Identification Nos. of above persons (entities only). Joanne Chao
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2.  Check the Appropriate Box if a Member of a Group (See Instructions)
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    (a)
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    (b)
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3.  SEC Use Only
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4.  Citizenship or Place of Organization:  United States
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Number of Shares      5.  Sole Voting Power  3,727,600
Beneficially Owned    ----------------------------------------------------------
By Each Reporting     6.  Shared Voting Power  3,727,600
Person With           ----------------------------------------------------------
                      7.  Sole Dispositive Power  3,727,600
                      ----------------------------------------------------------
                      8.  Shared Dispositive Power  3,727,600
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9.  Aggregate Amount Beneficially Owned by Each Reporting Person   3,727,600
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10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
    Instructions)

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11. Percent of Class Represented by Amount in Row (9)  5.83%
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12. Type of Reporting Person (See Instructions)  IN
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                               Page 3 of 6 pages
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ITEM 1.

  (a) Name of Issuer

               New Focus, Inc.

  (b) Address of Issuer's Principal Executive Offices

               5215 Hellyer
               Suite 100
               San Jose, CA  95138

ITEM 2.

  (a) Name of Person Filing

               1) James Chao

               2) Joanne Chao

  (b) Address of Principal Business Office or, if none, Residence

               400 Via Pescador
               Camarillo, CA  93102



  (c) Citizenship

               1) James Chao -- United States Citizen
               2) Joanne Chao -- United States Citizen

  (d) Title of Class of Securities

               Common Stock, par value $0.001 per share

  (e) CUSIP Number

               644383 10 1

ITEM 3.  Not Applicable

ITEM 4.  OWNERSHIP

        Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

        (a)    Amount beneficially owned:  3,727,600 shares held by the Chao
                                           Family Trust dated June 9, 2000.

        (b)    Percent of class:           5.83%

        (c)    Number of shares as to which the person has:

               James Chao and Joanne Chao each have sole and shared power to vote, direct the vote, dispose or direct the disposition of 3,727,600 shares held by the Chao Family Trust dated June 9, 2001

Instruction: For computations regarding securities which represent a right to acquire an underlying security see Section 240.13d-3(d)(1).

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [ ]



                               Page 4 of 6 pages
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ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

        Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

        Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

        Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

        Not Applicable

ITEM 10. CERTIFICATION

        Not Applicable



                               Page 5 of 6 pages
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                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                      March 6, 2001
                                        ----------------------------------------
                                                          Date


                                                   /s/ JAMES CHAO
                                        ----------------------------------------
                                                       James Chao


                                                   /s/ JOANNE CHAO
                                        ----------------------------------------
                                                       Joanne Chao



                               Page 6 of 6 pages